Exhibit 99.1

AMERIVEST PROPERTIES ANNOUNCES ACQUISITION OF FINANCIAL PLAZA
BUILDING IN MESA, ARIZONA FOR $39 MILLION

DENVER, CO, September 11, 2003 — AmeriVest Properties Inc. (AMEX: AMV) announced today that it has acquired the Financial Plaza Building in Mesa, Arizona for $39,000,000.  The property contains 310,837 rentable square feet and is 80% leased.

Financial Plaza is a class “A” office building located at the intersection of South Alma School Road and Southern Boulevard, just north of the Superstition Freeway.  The sixteen-story building with structured parking was built in 1987, and offers panoramic views of the entire Phoenix skyline and on-site amenities such as a Bank of America branch and freestanding restaurant. Financial Plaza is leased to 43 tenants, with an average tenant size of 5,800 square feet, which includes one tenant occupying 50,393 square feet.  Excluding this tenant, an insurance company occupying the three top floors, the average tenant size falls to 4,700 square feet.

Financial Plaza is being purchased at a first year capitalization rate in excess of 8%.  The purchase price of $39,000,000 ($125/SF) is being paid by assuming the existing five-year fixed rate mortgage of $24,750,000, which carries an interest rate of 5.25% per annum, and the balance in cash.

William Atkins, Chairman and CEO of AmeriVest stated, “Financial Plaza represents our third acquisition in the Phoenix area.  It is rare to have an opportunity to acquire a building of this quality at a price substantially below replacement cost with significant upside potential.  We think this building will transition nicely to become one of the preeminent buildings for small and medium size tenants in the Southeast Valley sub market.  Financial Plaza represents an exciting opportunity to expand our presence in Phoenix and our commitment to this great city for small business.  The Mesa location complements our existing Arrowhead Fountains building in Peoria and our Southwest Gas building in Metrocenter.”

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, owns 28 office properties and provides Smart Space for Small BusinessSM in select markets.  To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2002 Annual Report on Form 10-KSB and from time to time in the Company’s filings with the Securities and Exchange Commission.

ACQUISITION SUMMARY
FINANCIAL PLAZA BUILDING

Financial Plaza is a Class “A” sixteen-story building in Mesa, Arizona.

Year Built:	1987

Building Size:	310,837

Occupancy:	80%

Capital Improvements:

AmeriVest intends to improve the property with the small tenant amenities it offers in all its properties, including common area conference rooms, electronic building directories, card access systems and upgraded common area and tenant finishes.

Building Description:

The building consists of sixteen stories, with approximately 19,500 square foot floor plates and enjoys easy freeway access from the Superstition Freeway less than one mile to the south.  The Fiesta Mall is directly across the street and there are more than twenty restaurants and several hotels within walking distance.  Financial Plaza is the only high-rise office property in the entire Mesa area (and one of the very few in the entire Southeast Valley sub market), and provides tenants with unrestricted views of the entire Phoenix metro area from its upper floors.

Purchase Price:	$39,000,000 ($125 per RSF)

Closing Date:	September 10, 2003

Average Tenant Size:	5,802 SF

First Year Cap Rate:	8%+

Investment Opportunity:

To acquire the superior office building in the Southeast Valley sub market with a plan to reposition the building to attract small and medium size tenants, increase the building occupancy and improve the building with our unique AmeriVest upgrades.

2003	#####